Exhibit 99.1
Holly Corporation Enters Into Exclusivity Agreement For Possible Sale Of Montana Refinery
DALLAS, TX, December 5, 2005 — Holly Corporation (NYSE:HOC) today announced that it has signed an exclusivity agreement with Connacher Oil and Gas Limited (CLL:TSX) for the possible sale of the 8,000 barrels-per-day (“bpd”) refinery operated by Holly’s Montana Refining Company in Great Falls, Montana. The exclusivity agreement, which was entered into after Connacher approached Holly concerning a possible sale of the refinery, is valid until the end of January 2006 unless it is extended by both companies.
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 bpd refinery located in Artesia, New Mexico, a 26,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana. Holly also owns a 45% interest (including the general partner interest) in Holly Energy Partners, L.P. (NYSE “HEP”), which through subsidiaries owns or leases approximately 1,600 miles of petroleum product pipelines in Texas, New Mexico and Oklahoma and refined product terminals in several Southwest and Rocky Mountain states.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and CFO
M. Neale Hickerson, Vice President, Investor Relations
214/871-3555